Exhibit 23.1

E-Home Household Service Holdings Limited

E-Home, 18/F, East Tower, Building B
Dongbai Center, Yangqiao Road
Gulou District, Fuzhou, Fujian

People’s Republic of China

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in this registration statement on form S-8 of E-Home Household Service Holdings Limited of our report dated November 4, 2022, except for Note 19 and 24, was to which the date is April 5, 2023, with respect to the consolidated financial statements of E-Home Household Service Holdings Limited for the years ended June 30, 2022 and 2021 which appears in E-Home Household Service Holdings form 20-F/A filed with the Securities and Exchange Commission.

/s/ TPS Thayer, LLC

Sugar Land, Texas

May 28, 2024